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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE                          Contact:  Robert Kamenski
                                                         Chief Financial Officer
                                                         (650) 940-4700


December 6, 2000
Mountain View, California

                      IRIDEX EXPECTS LOWER THAN ANTICIPATED
                             FOURTH QUARTER RESULTS
                         UPDATED GUIDANCE GIVEN FOR 2001

     IRIDEX Corporation (NASDAQ/NMS:IRIX) announced that it expects sales for the fourth fiscal quarter ending December 30, 2000 will be in the range of $8.0 to $8.3 million, $1.6 to $2.0 million less than the amount previously expected for the quarter. Earnings per share for the fourth quarter of 2000 is expected to be between $0.04 and $0.05 per share, $0.06 to $0.09 less than the number previously expected for the quarter. While these expected results are short of expectations for the quarter, IRIDEX expects to report a record year for 2000 with revenue of approximately $33.5 million. Earnings per share for 2000 is expected to be between $0.31 and $0.32, an increase of between 29% and 33% compared to 1999.

     The revenue shortfall in the fourth quarter of 2000 is primarily due to a delay in initial customer shipments of its new Apex 800 hair removal system. The company now expects initial customer shipments of the Apex to occur in the first quarter of 2001. The purpose of the delay is to enhance the product's competitiveness in the market. Secondarily, the company believes that the lack of clarity in reimbursement in the U.S. for certain Age-related Macular Degeneration (AMD) procedures is delaying order placement for company products used to perform the procedures. While it is expected that these reimbursement issues will be resolved in 2001, revenues for 2001, particularly in the first half of the year, are likely to be lower than previously expected.

     IRIDEX management will conduct a conference call today for those interested at 3:00 p.m. PST/6:00 p.m. EST. The dial-in number is 800-230-1059. A recording of this call will be available for replay for five days beginning at 6:30 p.m. PST/ 8:30 p.m. EST. The number for the replay is 800-475-6701 and the access code is 556688.

     IRIDEX's Commitment to Ophthalmology and AMD

     IRIDEX continues to focus efforts on product and clinical procedure development that can help doctors treat the leading causes of blindness and preserve vision. The three leading causes of irreversible blindness are glaucoma, diabetic retinopathy and age-related macular degeneration (AMD). IRIDEX products and related applications successfully treat all three of these diseases. The largest opportunity in ophthalmology is AMD, the leading cause of


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blindness in the western world. Over the past eight years, IRIDEX has contributed to the development of five treatment protocols for AMD, a disease which affects about 50 million people worldwide. Two of these protocols are directed at treating the dry form of AMD, while three protocols are directed at treating the wet form. One wet approach uses a novel PDT agent in collaboration with Miravant Medical Technologies and Pharmacia Corporation. Therefore, unlike most companies who are developing a single approach to treat a specific stage of AMD, IRIDEX is developing and putting into practice a number of applications to treat AMD at the earliest stage where maximum vision is preserved.

     About IRIDEX

     IRIDEX Corporation is the leading worldwide provider of semiconductor-based laser systems used to treat eye diseases for ophthalmology and skin lesions for dermatology. IRIDEX products are sold in the United States through a direct sales force and internationally through 58 independent distributors into 74 countries. The Company markets its products using three brand names: IRIS Medical to the ophthalmology market, IRIDERM to the dermatology market, and Light Solutions to the research market. IRIDEX was recognized as one of the fastest growing 100 public companies in Silicon Valley by The Business Journal in their 1999 listing. For further information, visit the Company's website at www.iridex.com.

     Safe Harbor Statement

     This announcement contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934 such as those regarding sales and earnings estimates and the company's future performance, the timing of initial shipments of the Apex 800, sales impact of reimbursement issues, the earnings impact of sales estimates and the timing and resolution of the reimbursement issue. Actual results could differ materially from those projected in the forward-looking statements. Risks and uncertainties to which the Company is subject may include, but may not necessarily be limited to, the amount of orders that the Company receives and ships during the quarter, any accounting adjustments made as a result of the year end audit, any delay in the final development or manufacture of the Apex 800, market acceptance of the company's products including the Apex 800, the speed at which the Health Care Financing Administration (HCFA) and local carriers are willing to address AMD reimbursement issues and their internal policies regarding the matter, risks associated with bringing new products to market, competition in our markets, dependence on international sales, risks associated with manufacturing our products, and dependence on key manufacturers and suppliers.